EXHIBIT 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made effective as of the 21st day of April, 2017 (the “Effective Date”), between Lands’ End, Inc., a Delaware corporation (together with its successors, assigns and Affiliates, the “Company”), and Peter L. Gray (“Executive”).

WHEREAS, in light of the Company’s size and its visibility as a publicly traded company that reports its results to the public, the Company has attracted the attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company’s business acumen and know-how; ; and

WHEREAS, the Company and Executive have entered into an employment letter agreement dated April 21st, 2017 (the “Employment Letter”), pursuant to which the Company has agreed to employ Executive commencing on (May 8th, 2017), (the “Start Date”) on the terms and conditions contained in the Employment Letter, which includes Executive entering into this Agreement, and Executive has agreed to accept such employment on such terms and conditions, including those obligations contained in this Agreement; and

WHEREAS, the Company shall, in connection with Executive commencing employment with the Company, share with Executive certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, processes, costs, developments, ideas, and personnel of the Company; and

WHEREAS, the Company shall, in connection with Executive commencing employment with the Company, imbue Executive with certain aspects of the goodwill that the Company has developed with its customers, vendors, representatives and employees; and

WHEREAS, in consideration for Executive commencing employment with the Company and entering into this Agreement, the Company is extending to Executive the opportunity to receive severance benefits under certain circumstances as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the meanings indicated (but if not otherwise defined herein, capitalized terms as used in this Agreement will have the meanings indicated in the Employment Letter):

a.    “Accrued Accounts” means (i) unpaid base salary, accrued but unused vacation and expense reimbursements due, which shall be paid promptly after Executive’s Separation from Service, amounts due under any benefit or equity plan, grant or program, paid in accordance with the terms of such plan, grant or program, and any unpaid bonus for any prior completed fiscal year paid when the bonus would otherwise be paid for such prior fiscal year (which, for the avoidance of doubt, shall not be paid in duplication of the same or any similar obligations under any other arrangement) and (iv) to the extent that a Qualifying Termination occurs within the last six calendar months of a given fiscal year, a pro rata bonus that would otherwise be payable under the Company’s Annual Incentive Plan for such fiscal year based on actual results from the fiscal year, multiplied by the ratio of the number of days employed during such fiscal year to the number of days in the year, and paid when bonuses are otherwise paid under the Annual Incentive Plan for such fiscal year (but in no event later than April 15 following the end of such fiscal year).

b.    “Affiliate” means any subsidiary or other entity that, directly or indirectly through one or more intermediaries, is controlled by Lands’ End, Inc., whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.

c.    “Annual Bonus” shall mean the average bonus (annualized for any partial fiscal year) paid (if any) to Executive under the Company’s Annual Incentive Plan in the last two consecutive completed fiscal years ending prior to the Date of Termination, provided that, (i) Executive’s Target Annual bonus shall be used for either of the fiscal years beginning in each of January 2017 and 2018 to the extent the Date of Termination occurs prior to the date

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that annual bonuses for the applicable fiscal year has been determined (and, if payable, paid) in respect of both years or (ii) if payment under this Agreement is being triggered upon a Change in Control Termination, Annual Bonus shall for this purpose mean the higher of the applicable amount determined under clause (i) of this definition and the Executive’s Target Annual Bonus.

d.    “Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a condition that with the passing of time would be a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Board specifying such breach; (ii) the indictment and conviction of, or pleading of guilty or nolo contendere by, Executive to a felony; or (iii) willful misconduct in connection with Executive’s employment.

e.    “Change in Control” shall have the meanings such term in the Company’s 2014 Stock Plan (As Amended and Restated).

f.    “Change in Control Termination” means a Qualifying Termination occurring either (i) within 180 calendar days prior to a Change in Control, so long as a definitive agreement pursuant to which transactions contemplated thereunder would result in a Change in Control, has been executed by the Company prior to such Date of Termination or (ii) on or within two (2) years after a Change in
Control occurs.

g.    “Code” means the Internal Revenue Code of 1986, as amended.

h.    “Competitive Business” means any corporation, partnership, association, or other person or entity (including but not limited to Executive) that:

i.          is listed on Appendix A or is otherwise included in the Company’s annual proxy statement (the “Proxy”) as most recently filed prior to the Date of Termination, each of which Executive acknowledges is a Competitive Business, whether or not it falls within the categories in subsection (c)(ii) immediately below; or

ii.        engages in any business which, at any time during the most recent eighteen (18) months of Executive’s Company Employment and regardless of the business format (including but not limited to a department store, specialty store, discount store, direct marketing, or electronic commerce): (A) consists of marketing, manufacturing or selling apparel and/or home products that are material products of the Company, at a price point similar to that of the Company and which entity has a combined annual revenue in excess of $250 million that is primarily generated by any combination of the products described above ; and (B) the Board of Directors of the Company (the “Board”) (or a designated committee thereof) reasonably identifies and adds to Appendix A by written notice to Executive at least ninety (90) days prior to the Date of Termination (provided that the Company’s filing of the Proxy with the Securities and Exchange Commission shall constitute valid notice to Executive of any such identification or addition regardless of whether such filing occurs at least ninety (90) days prior to the Date of Termination).

Notwithstanding the foregoing, in no event shall “Competitive Business” include (A) any activity in which Executive proposes to engage, to which the Board provides its written consent to Executive, not to be unreasonably withheld; or (B) services by Executive as an advisor to any private equity firm, so long as Executive is providing strategic investment and management advice (including on an acquisition, but excluding for the avoidance of doubt, advising in respect of any company that would otherwise meet the definition of a Competitive Business already in, or once it becomes a part of, the private equity firm portfolio) in the area of apparel and/or home products generally and is not otherwise sharing Confidential Information or providing advice and/or guidance to any entity listed as a Competitive Business as referenced in subparagraphs i. and ii. above.

i.    “Confidential Information” means information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s Company Employment, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, personnel evaluations and compensation data, computer programs and other confidential technical or business information and data that is not otherwise in the public domain.

j.    “Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether Executive is a participant under such plan), including the completion of any time period required for full coverage under such plan.

k.    “Executive’s Company Employment” means the time during which Executive is employed by any entity comprised within the definition of “Company,” regardless of any change in the entity actually employing Executive.

l.    “Good Reason” shall mean, without Executive’s prior written consent, (i) a reduction of more than ten percent (10%) from the highest prior level of either the Executive’s annual rate of base salary or Target Annual Bonus under the Company’s Annual Incentive Plan (and for the avoidance of doubt, any reduction that is equal to or less than such 10% amount may only occur to the extent in connection with a general reduction of annual rate of base salary that applies proportionately to all executive officers); (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive was required to perform Executive’s duties prior to such relocation; (iii) a material diminution in Executive’s duties, responsibilities or authority, or the assignment of duties or responsibilities materially inconsistent with Executive’s position as Executive Vice President, Chief Administrative Officer & General Counsel of the Company; or (iv) any other action or inaction that constitutes a material breach of the terms of the Employment Letter, including the failure of a successor company to assume or fulfill the obligations under the Employment Letter or this Agreement. In each case, Executive must provide Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Company shall have the right to remedy such event within thirty (30) days after receipt of Executive’s written notice. “Good Reason” shall cease to exist, and may not form the basis for claiming any compensation or benefits under this Agreement, if any of the following occurs:

i.    Executive fails to provide the above-referenced written notice of the Good Reason event within sixty (60) days of its occurrence;

ii.    Company remedies the Good Reason event within the above-referenced thirty (30) day remediation period; or

iii.    Executive fails to resign within fifteen (15) days after the above-referenced thirty (30) day remediation period.

m.    “Qualifying Termination” means the first to occur of a termination of the Executive’s Company Employment by the Company without Cause or by Executive upon his resignation for Good Reason, in any such case in accordance with the applicable procedural provisions set forth in this Agreement.
n.    “Restricted Period” means (i) the Salary Continuation Period that corresponds to any Separation from Service described in Section 2(a) below or (ii) twelve (12) months following the Date of Termination that corresponds to any Separation from Service not described in Section 2(a) below. Notwithstanding any provision of this Agreement to the contrary, on and after the first anniversary of a Qualifying Termination, Executive may elect, by written notice to the Company, to (a) forfeit all rights to the payments and benefits otherwise to be provided under Section 2 of this Agreement between and including the date on which Executive commences engaging in activity that would, but for this provision, constitute a breach of Section 8 of this Agreement (such date to be specified in such notice, the “Forfeiture Date”)) through the end of the Salary Continuation Period and (b) reimburse the Company, in an amount in cash equal to the prorata portion of the value of the portion of the Sign-On Awards (as such term is defined in the Employment Letter) that became vested in accordance with the terms of the applicable Sign-On Award grant agreements as of Executive’s Date of Termination, with such amount equal to the product of (i) the sum of (x) the net after-tax amount on Executive’s Date of Termination of the shares of Company common stock delivered to Executive in settlement of the Sign-on RSUs (as such term is defined in the Employment Letter) that became vested in accordance with the terms of the applicable Sign-On RSU grant agreement as of Executive’s Date of Termination plus (y) the net after-tax amount that Executive would have realized on the Date of Termination in respect of the Sign-On Options assuming that, as of Executive’s Date of Termination, Executive had exercised in full all Sign-On Options (as such term is defined in the Employment Letter) and (ii) a fraction, equal to (x) the number of calendar days remaining between and including the Forfeiture Date through the end of the Salary

Continuation Period, divided by (y) the number of days in the Salary Continuation Period, and upon such forfeiture and reimbursement, the restrictions imposed on Executive under Section 8 of this Agreement shall cease to apply to Executive as of the Forfeiture Date.

o.    “Salary Continuation” means the sum of monthly base salary, based on Executive’s highest monthly base salary rate prior to the date Executive’s Company Employment terminates (“Date of Termination”) and one- twelfth of Executive’s Annual Bonus payable for a period of twelve (12) months following the Date of Termination (“Salary Continuation Period”), provided that, if the event giving rise to payment of Salary Continuation is a Change in Control Termination, such period shall be twenty-four (24) months.

p.    “Section 409A Threshold” means an amount equal to the sum of the following amounts: (x) two times the lesser of (1) Executive’s base salary for services provided to the Company as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; and (2) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service, and (y) the amount of Executive’s Salary Continuation that does not otherwise provide for a deferral of compensation by application of Treasury Regulation Section 1.409A-1(b)(4). In all events, this amount shall be limited to the amounts specified under Treasury Regulation Sections 1.409A-1(b)(9)(iii)(A) and 1.409A-1(b)(9)(iii)(B) and the amount of any payments of Salary Continuation described in Treasury Regulation Section 1.409A-1(b)(4)(i) or any successors thereto.

q.    “Separation from Service” means a “separation from service” with the Company within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any qualified retirement plan (including pension plans and 401(k) savings plans) maintained by the Company.

r.    “Specified Employee” means a “specified employee” under Code Section 409A (and regulations issued thereunder).

s.    “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

2.    Severance.

a.    Upon the occurrence of a Qualifying Termination, Executive shall be entitled to the following:
i.    Salary Continuation during the Salary Continuation Period.

ii.    Continuation of health, dental and vision coverage for Executive, his spouse and his dependents, as applicable, at the applicable active employee rate (which shall be withheld, as applicable, from payments of Executive’s Salary Continuation) until the end of the pay period that includes the last day of the Salary Continuation Period, on the same terms as they were provided immediately prior to the Date of Termination (the “Continuation Benefits”). Any such coverage provided during the Salary Continuation Period shall not run concurrently with the applicable continuation period in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Executive becomes eligible to participate in another medical or dental benefit plan or arrangement through another employer during such period, the Company shall no longer pay for continuation coverage benefits and Executive shall be required to pay the full COBRA premium. Executive is required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. Any coverage provided under this Section 2(a)(ii) shall be subject to such amendments (including termination) of the coverage available to active participants as the Company shall make from time to time at its sole discretion, including but not limited to changes in covered expenses, employee contributions for premiums, and co-payment obligations, and shall be, to the fullest extent permitted by law, secondary to any other coverage Executive may obtain from subsequent employment. If the Company’s health plans are self- funded within the meaning of Code Section 105(h), the premiums paid by the Company for coverage shall be treated as taxable income to Executive.

iii.    Reasonable outplacement services considering Executive’s position, mutually agreed upon by the Company and Executive from those vendors used by Company as of the Date of Termination, for a period of up to twelve (12) months or until subsequent employment is obtained, whichever occurs first.

iv.    Accrued Amounts.

a.    Executive shall not be entitled to continuation of compensation or benefits if Executive’s employment terminates for any other reason, including due to death or Disability, except as may be provided under any other agreement or benefit plan applicable to Executive at the time of the termination of Executive’s employment and except for Accrued Benefits (provided that upon a resignation without Good Reason or Termination for Cause, the pro rata annual bonus otherwise payable in respect of the year in which the Date of Termination occurs shall not be paid). Executive shall also not be entitled to Salary Continuation, the Continuation Benefits nor the outplacement services pursuant to clause iii. above, after Executive materially violates the terms of this Agreement, including the material requirements under Section 8, unless such violation is effectively curable and Executive cures such violation within ten (10) business days after written notice of such violation by the Company. Except as provided in this Section 2, all other compensation and benefits shall terminate as of the Date of Termination.

b.    Subject to subsection (c), Company shall pay Executive’s Salary Continuation due under Section 2(a)(i) in substantially equal installments on each regular salary payroll date for the Salary Continuation Period, except as otherwise provided in this Agreement. Salary Continuation payments shall be subject to withholdings for federal and state income taxes, FICA, Medicare and other legally required or authorized deductions. For the avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate Salary Continuation and any other amounts received for such activities shall not reduce the amounts due hereunder. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 7) by the deadline specified therein, or revokes such General Release and Waiver, Salary Continuation payments Continuation Benefits shall terminate and forever lapse, and Executive shall be required immediately to reimburse the Company for any portion of the Salary Continuation and health benefits premiums paid during the Salary Continuation Period. For clarity, the Salary Continuation and Continuation Benefits shall, subject to paragraph c below, start immediately upon the Date of Termination and not be delayed until such General Release and Waiver is executed and not revoked. To the extent such Salary Continuation was paid in a calendar year prior to the calendar year in which such reimbursement is received by the Company, the reimbursement shall be in the gross amount of such Salary Continuation on a pre-tax-withholding basis. To the extent such Salary Continuation was paid in the same calendar year as the reimbursement is received by the Company, the reimbursement shall be in the net amount of such Salary Continuation on an after-tax-withholding basis. In the event such reimbursement is required with respect to Salary Continuation payments that are reported on a Form W-2 for Executive, Executive shall be solely responsible for claiming any related tax deduction, and the Company shall not be required to issue a corrected Form W-2 except as required by law.

c.    If at the time of Separation from Service, the Executive is a Specified Employee, payment of any nonqualified deferred compensation due during such six (6) month period shall be deferred until the earlier of six (6) months and one (1) day after the Executive’s Separation from Service or the Executive’s death and then paid in a lump sum; provided that, if the Executive’s Separation from Service qualifies under Code 409A for the application of the Section 409A Threshold, such Section 409A Threshold shall be applied, after application of any short term deferral period that applies to payments, such that full payment of the nonqualified deferred compensation shall be made until the Section 409A Threshold is reached and then any remaining payments during such six (6) months period shall be deferred until the end of the period or Executive’s earlier death.

d.    If the Termination is a Change in Control Termination and occurs prior to the Change in Control, any increased Annual Bonus amount that becomes due as a result of the Change in Control from the period prior to the Change in Control shall be paid in a lump sum upon the Change in Control, but if, and only if, the Change in Control is covered by Treasury Reg. 1-409A-3(i)(v).

e.    If any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be reduced by the minimum possible amounts until no amount payable to Executive will be subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments with such reduction. In applying any such reduction, the Executive shall be entitled to elect the order of reduction to the extent such right would not be a violation of Code Sections 280G, 409A or 4999. If it is a violation or the Executive does not elect, to the extent any such payments may be subject to Code Section 409A, the reduction shall be applied to in the following order (i) any payments of Salary Continuation starting with the last payment due, (ii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent Treas. Reg 1.280G-Q and A24(c) does not apply in reverse order, (iii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent such Section does not apply in reverse order, (iv) compensatory stock options on the sum basis and sum order as (n) and (m) and then (v) any remaining payments on a pro rata basis in proportion to the amount of such payments that are considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code. All calculations and determinations under this subsection (e) shall be made by an independent accounting firm or independent tax counsel appointed by the Company whose determinations shall be conclusive and binding on the Company and the Executive for all purposes and who (x) shall provide an opinion to the Company (in respect of which the Company shall use its reasonable best efforts to also require such firm or counsel to provide an opinion to Executive) that can be relied on for filing tax returns and (y) shall provide copies of all such calculations, as well as a copy of a formal valuation of any non-competition provision that impacts the foregoing calculations. All fees and expenses of the accounting firm or tax counsel shall be borne solely by the Company and shall be paid by the Company.

3.    Confidentiality. Subject to Section 11(b) below, in addition to all duties of loyalty imposed on Executive by law or otherwise, during the term of Executive’s Company Employment and for two years following the termination of such employment for any reason, other than in the reasonable and good faith performance of his duties to the Company, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information). Nothing set forth in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive shall not be required to receive prior authorization from the Company, in order to make any such reports or disclosures, or to notify the Company that he has made such reports or.

4.    Non-Disclosure of Trade Secrets. Subject to Section 11(b) below, during Executive’s Company Employment, except in the reasonable and good faith performance of his duties to the Company, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

5.    Third-Party Confidentiality. Executive shall not disclose to the Company, use on its behalf, or otherwise induce the Company to use any secret or confidential information belonging to persons or entities not affiliated with the Company, which may include a former employer of Executive, if Executive then has an obligation or duty to any person or entity (other than the Company) to not disclose such information to other persons or entities, including the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party of which he is informed.

6.    Work Product. Executive acknowledges that all ideas, inventions, innovations, improvements, developments, methods, designs, analyses, reports, databases, and any other similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development, or existing or known future products or services of the Company which are or were conceived, developed or created by Executive (alone or jointly with others) during Executive’s Company Employment (the “Work Product”) is and shall remain the exclusive property of the Company. Executive acknowledges and agrees that all copyrightable Work Product was created in Executive’s capacity as an employee of Lands’ End and within the scope of Executive’s Company Employment, and thus constitutes a “work made for hire” under the Copyright Act of 1976, as amended. Executive hereby assigns to the Company all right, title and interest in and to all Work Product, and agrees to perform all actions reasonably requested by the Company to establish, confirm or protect the Company’s ownership thereof (including, without limitation, executing assignments, powers of attorney and other instruments).

7.    General Release and Waiver. Upon or following Executive’s Date of Termination potentially entitling Executive to Salary Continuation and other benefits under Section 2 above, Executive will execute a binding general release and waiver of claims in a form substantially similar to the attached Appendix B. If the General Release and Waiver is not signed within the time it requires or is signed but subsequently revoked, Executive will not continue to receive any Salary Continuation otherwise payable, and shall reimburse any Salary Continuation previously paid.

8.    Noncompetition. During Executive’s Company Employment and thereafter for the applicable Restricted Period, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, financing, management, operation or control of any Competitive Business, provided the foregoing shall not limit Executive from being involved in the noncompetitive portion of a Competitive Business.

9.    Nonsolicitation. During Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, either by himself or by providing substantial assistance to others (i) solicit any employee of the Company to terminate employment with the Company, or (ii) employ or seek to employ, or cause or assist any other person, company, entity or business to employ or seek to employ, any individual who was both an employee of the Company as of Executive’s Date of Termination and has been an employee of the Company in the six (6) months prior to the event. The foregoing shall not be violated by general advertising not targeted at employees of the Company or serving as a reference upon request to an entity with which Executive is not associated.

10.    Future Employment. During Executive’s Company Employment and thereafter for the applicable Restricted Period, before accepting any employment with any Competitive Business (whether or not Executive believes such employment is prohibited by Section 8), Executive shall disclose to the Company the identity of any such Competitive Business and a complete description of the duties involved in such prospective employment, including a full description of any business, territory or market segment to which Executive will be assigned. Further, during Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

11.    Nondisparagement; Cooperation.

a.    During Executive’s Company Employment and for two (2) years following the termination of such employment for any reason, Executive (i) will not criticize or disparage the Company or its directors, officers, employees or products, and (ii) will reasonably cooperate with the Company in all investigations, potential litigation or litigation in which the Company is involved or may become involved with respect to matters that relate to Executive’s Company Employment (other than any such investigations, potential litigation or litigation between Company and Executive); provided, that, with regard to Executive’s duties under clause (ii), Executive shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation. During Executive’s Company employment and for two (2) years following the termination of such employment, the Company’s executive officers and its directors shall not, directly or indirectly, except the directors and/or executive officers amongst themselves while Executive is employed in their reasonable and good faith performance of their duties to the Company, criticize or disparage Executive.

b.    Notwithstanding the foregoing, nothing in this Section 11 or any other provision of this Agreement shall prevent Executive or the officers and directors from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Employment Letter, including, but not limited to, the enforcement of this Agreement or the Employment Letter, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction,

(ii) making normal competitive statements any time after the expiration of the applicable Restricted Period, (iii) rebut false or misleading statements made by others and/or (iv) making any statements in the reasonable and good faith performance of duties to the Company while Executive is employed by the Company.

12.    Indemnification. After termination, the Company shall continue to maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its executive officers and directors and shall continue to cover Executive under any indemnification agreement, by-laws or other existing indemnification rights while liability continues to exist after the Date of Termination.

13.    Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (or received, as applicable) upon the calendar date when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:
a.    If to Executive, to such person or address which Executive has furnished to the Company in writing pursuant to the above.

b.    If to the Company, to the attention of the Company’s Chief Executive Officer at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above.

14.    Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.

15.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Lands’ End, Inc., its successors, pending assigns and Affiliates, all of which (other than Lands’ End, Inc.) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity, which is a successor to all or substantially all of the Lands’ End business provided such entity assumes the obligation hereunder in writing.

16.    Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.
17.    Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, but without regard to the State of Wisconsin’s conflict of laws rules. The parties further agree that the state and federal courts in Madison, Wisconsin, shall have exclusive jurisdiction over any claim which in any way arises out of Executive’s employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Agreement.

18.    Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with or be exempt from the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

19.    Effectiveness. The parties to this Agreement each acknowledge and agree that Executive’s employment shall not commence, and Executive shall not be subject to or eligible for payments and benefits under this Agreement, in each case until Executive commences Executive’s Company Employment on the Start Date. Notwithstanding the foregoing, in the event that, after the Effective Date but prior to the Start Date, (a) the Company terminates the Employment Letter and this Agreement and rescinds the offer to Executive to commence employment with the Company on the Start Date (under circumstances other than those which, if Executive were employed with the Company at such time, would constitute Cause), then Executive shall be entitled to receive the Salary Continuation in accordance with the terms of Section 2.a.i. above, with the Salary Continuation Period to commence on the next regularly scheduled payroll date occurring after the Company has provided written notice to Executive of its termination of the Employment Letter and this Agreement, or (b) Executive terminates the Employment Letter and this Agreement, Executive shall first be required to provide sixty (60) days advance written notice to the Company of such termination, in which case Executive acknowledges and agrees that Executive, for good and valuable consideration, shall be bound by the restrictive covenants set forth in Sections 3 through 9 of this Agreement, as if Executive had resigned without Good Reason on the date of such written notice.

20.    Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer or director of the Company.

[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE

/s/ Peter L. Gray
Peter L. Gray

LANDS’ END, INC.

By: /s/ Jerome S. Griffith
Name: Jerome S. Griffith
Its: Chief Executive Officer & President

5 Lands’ End Lane
Dodgeville, WI 53595

[Signature Page to Peter L. Gray Executive Severance Agreement]

Appendix A

Amazon.com
Ann Taylor
Ascena Retail Group, Inc. Bonobos
Brooks Brothers
Chico's
Eddie Bauer
The Gap Company
J. C. Penney Company Inc. J. Crew
Jos. A. Bank Kate Spade Kohl’s
L Brands L.L. Bean Next Retail
Polo Ralph Lauren
Talbots
Target
Tommy Hilfiger
Vineyard Vines

Appendix B

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MUST DELIVER A SIGNED COPY TO LANDS’ END, INC. BY NO LATER THAN THE TWENTY- SECOND (22ND ) DAY AFTER YOUR LAST DAY OF WORK TO THE GENERAL COUNSEL, LANDS’ END, INC., 5 LANDS’ END LANE, DODGEVILLE, WISCONSIN
53595. YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE GENERAL
COUNSEL AT THE ADDRESS SET FORTH ABOVE. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive
Severance Agreement that I previously entered into with Lands’ End, Inc., dated as of April 21st, 2017, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Lands’ End, Inc., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “ Lands’ End”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Lands’ End and the termination of my employment. Without limiting the general application of the foregoing, this General Release & Waiver releases, to the fullest extent permitted under law, all contract, tort, defamation, and personal injury claims; all claims based on any legal restriction upon Lands’ End’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31-111.395; the Wisconsin Family & Medical Leave Act, Wis. Stat. § 103.10; the Wisconsin Worker’s Compensation Act, Wis. Stat. Ch. 102; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional.

This General Release & Waiver does not apply to any claims that may arise after the date I sign this General Release & Waiver. Also excluded from this General Release & Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by Lands’ End and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Lands’ End with any governmental agency or with any court. The release does not cover any rights to indemnification or rights to directors and officers liability insurance coverage

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Lands’ End that are related in any way to my employment or termination of employment at Lands’ End, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my consent, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for
Lands’ End.

I have read this General Release and Waiver and understand all of its terms. I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release & Waiver.

I was given at least twenty-one (21) days to consider signing this General Release & Waiver. I agree that any modification of this General Release & Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release & Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Lands’ End in writing at Lands’ End, Inc., 5 Lands’ End Lane, Dodgeville, Wisconsin 53595. I understand the General Release & Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Lands’ End and that Lands’ End expressly denies any wrongdoing or liability.

Date: SAMPLE ONLY- DO NOT DATE Signed by: SAMPLE ONLY- DO NOT SIGN
Witness by: SAMPLE ONLY- DO NOT SIGN